Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software to Acquire up to 51 Percent Stake in a Leading

Enterprise Content Management Software Provider in China

SHANGHAI, ATLANTA, January 13, 2010 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced that it has executed a term sheet to acquire up to a 51 percent stake in Hong Kong-based VITOVA Ltd., a leading enterprise content management (ECM) provider in China.

As part of the transaction, CDC Software also has a right of first refusal to acquire UNIS VITOVA, the company’s Beijing-based affiliate and a provider of records archive management software. The acquisition of this interest in VITOVA is subject to several customary closing conditions, including the execution of definitive documentation related to the transaction, the receipt of all requisite approvals and consents, and the satisfactory completion of due diligence by CDC Software.

VITOVA is one of the leading ECM providers in China. Some of the company’s technology was originally developed at two renowned universities, the Chinese University of Hong Kong and the Tsinghua University in Beijing. VITOVA’s ECM Solution helps improve the document handling cycle by capturing, indexing, searching and archiving under strict security control. Documents can be in paper, e-mail, fax or Microsoft Word/Excel format. VITOVA’s ECM solution is compliant with the China Archival Law, which helps archivists to keep proper records, and its products are also certified by the State Archives Administration of China and China Archives Academy to deliver high performance.

Recently, Microsoft Hong Kong presented VITOVA with the “Best ISV of the Year 2009” award recognizing the partner’s success in delivering exemplary solutions for customers during the year. This was the third time VITOVA has received this award.

VITOVA helps its more than 500 customers manage paper documents, files, Internet resources, email, fax and photocopies. Its customers operate in a wide range of industries including manufacturing, public sector, financial services, non-profit organizations, higher education and healthcare, among others, and include some leading brands in China and globally such as DBS Vickers, Hong Kong Jockey Club, Kerry Logistics, United Asia Financial, the Treasury, Commerce Department Marine Department and the Department of Health of the Hong Kong SAR Government.

In the event the acquisition is completed, VITOVA will be the latest addition to CDC Software’s Franchise Partner Program. Formed in 2006, CDC Software’s Franchise Partner Program helps CDC Software establish strategic relationships with partners in selected geographies, with a focus on emerging markets, through majority control or minority investments in these partners. CDC Software currently has seven other franchise partners located in India, China, South America, Spain and Mexico.

The acquisition of VITOVA is part of CDC Software’s strategic plans to expand its geographic footprint and increase sales by accessing rapidly growing economies. As part of that strategy, CDC Software has increased its investment focus in China.

In the event the acquisition is completed, CDC Software intends to resell VITOVA solutions under the brand CDC DMS, and believes that there are significant cross selling opportunities for CDC Software to its 6,000 worldwide customer base. Additionally, VITOVA intends to integrate its DMS software to CDC Software’s Ross ERP, CDC Supply Chain, Pivotal CRM and CDC Platinum HRM solutions. Additionally, as part of its software-as-a-service (SaaS) strategy, CDC Software plans to roll out its VITOVA DMS solution utilizing a SaaS model. Late last year, CDC Software launched its SaaS rollup strategy through the acquisition of SaaS software companies gomembers and Truition.

“We are very pleased with our planned investment in VITOVA, and hope to help expand the market share of its award-winning ECM solutions in the global arena,” said Bruce Cameron, president of CDC Software. “This planned acquisition is expected to help us accelerate our organic growth rate through the cross selling chemistry between VITOVA and CDC Software.

As we have previously stated, this type of potential investment and partnership in China are part of our long-term plans to significantly increase revenue in China and eventually position this region as our second largest revenue generator.”

“We are excited about CDC Software’s investment in VITOVA,” said Aldous Ng, CEO of VITOVA. “We believe CDC Software’s Franchise Partner Program investments and acquisitions have performed well under support from CDC Software’s global infrastructure. We expect to leverage this compelling infrastructure to not only build our ECM product market share via the worldwide distribution network of CDC Software, but also to further expand CDC Software’s products into China, a potentially lucrative market.”

About VITOVA Ltd.

Based in Hong Kong, VITOVA is a leading ISV in Content Management industry. VITOVA develops software tools to connect people to relevant information. VITOVA’s software helps to reduce the time needed for searching information while increasing the relevance of the information found. The product family has won many awards including Microsoft Best ISV of the Year of 2009, 2007 & 2005 of Hong Kong, 2006 Microsoft Partner Program Award, Winning Customer Award, Regional Winner of Greater China, 2006 Microsoft Partner Program Award, Data Management Solutions Technology Innovation Finalist, 2005 Microsoft Partner Program Award, ISV/Software Solutions Technology Innovation Finalist, 2003 and 2002 Hong Kong Awards for Industry and Hong Kong IT Excellence Awards 2001. Customers of VITOVA include large corporations like the Hong Kong Jockey Club and Hong Kong Trade Development Council, most Government departments, most tertiary institutions, and many SME.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. CDC Software provides customers with maximum flexibility in their solutions through multiple deployment options which best fit their business needs. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions such as on-premise, cloud-based or hybrid (blending of the two options) deployment offerings. CDC Software’s product suite includes: CDC Factory

(manufacturing operations management), Activplant (enterprise manufacturing intelligence), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC xAlerts (real-time supply chain event management), CDC Power (discrete ERP), CDC eCommerce, CDC NFP/NGO, CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our expectations for completing this acquisition of VITOVA Ltd and the terms thereof, if at all, our expectations regarding the potential benefits of acquiring VITOVA, our expectations regarding our continued expansion in the China region and other countries, our beliefs about the competitive and market position of VITOVA, the China market in general, our penetration thereof, and growth opportunities in that area, our beliefs regarding VITOVA’s technology and products, our beliefs regarding the China enterprise software market, our expectations regarding our ability to attain future expansion and success with customers VITOVA through cross-selling and otherwise, our beliefs regarding the timing and availability for any products developed, our beliefs regarding VITOVA’s products, our beliefs regarding VITOVA’s and other Franchise Partners’ financial and operational performance post-investment, our beliefs regarding VITOVA’s reselling efforts for our products, and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise software market in China, the ability of CDC Software and VITOVA products to address the business requirements of the market, demand for and market acceptance of VITOVA technology, as well as: (a) the ability to realize strategic objectives by taking advantage of market opportunities in China; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations in our companies; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful products and services; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; and (h) the possibility of development or deployment difficulties or delays; If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Also, the results and benefits experienced by customers and users set forth in this press release may differ from those of other users and customers. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.